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                                                                  EXHIBIT 5

                          Jones, Day, Reavis & Pogue
                          3500 One Peachtree Center
                            303 Peachtree Street
                          Atlanta, Georgia 30308-3242



                                  July 17, 1996


HBO & Company
301 Perimeter Center North
Atlanta, Georgia 30346

Gentlemen:

     We have acted as counsel to HBO & Company, a Delaware corporation (the "Company"), in connection with the registration of 5,060,440 shares of Common Stock, $.05 par value per share, of the Company (the "Shares"), to be issued by the Company pursuant to a Registration Statement on Form S-4 (File No. 333-5663) (the "Registration Statement"), filed with the Securities and Exchange Commission to which this opinion appears as Exhibit 5.

     We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company, and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinion:

     The Shares have been duly authorized and, when issued by the Company, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to this Firm under the heading "Certain Legal Matters" in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                        Sincerely,

                                        /s/ Jones, Day, Reavis & Pogue

                                        JONES, DAY, REAVIS & POGUE